Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-276235, No. 333- 280510, and No. 333-283270) on Form S-3 and registration statements (No. 333-248985, No. 333-273334, and No. 333-280561) on Form S-8 of our report dated March 30, 2026, with respect to the consolidated financial statements of Laird Superfood, Inc.

/s/ KPMG LLP

Denver, Colorado

March 30, 2026